Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
NEWS RELEASE

Inland Real Estate Corporation Contacts:
Dawn Benchelt, Investor Relations Director	Joel Cunningham, Media Relations
(630) 218-7364	(630) 586-4897
benchelt@inlandrealestate.com	joel.cunningham@inlandrealestate.com

Inland Real Estate Corporation Announces Fourth Quarter and Year 2012 Results
- Reports 7.3 Percent Increase in FFO Adjusted to $0.88 Per Weighted Average Common Share -

OAK BROOK, IL (February 21, 2013) - Inland Real Estate Corporation (NYSE: IRC), a publicly-traded real estate investment trust that owns and operates high quality, necessity and value based retail centers in select markets in the Midwest, today announced financial and operational results for the three and twelve months ended December 31, 2012.

Fourth Quarter and Full Year 2012 Highlights

•
Reported Funds from Operations (FFO) per common share of $0.27 and FFO adjusted for non-cash items net of taxes, per common share of $0.24 for the fourth quarter of 2012, representing increases of 28.6 percent and 9.1 percent, respectively, over the fourth quarter of 2011.

•	Reported FFO per share of $0.96 and FFO adjusted per share of $0.88 for full year 2012, representing increases of 43.3 percent and 7.3 percent, respectively, over the prior year.

•	Consolidated same store net operating income (NOI) for the full year 2012 rose by 3.2 percent over the prior year.

•
Total portfolio leased occupancy was 94.0 percent and financial occupancy was 91.6 percent at December 31, 2012, representing increases of 80 basis points and 70 basis points, respectively, over year end 2011.

•
Executed 105 leases for 561,051 square feet within the total portfolio in the fourth quarter of 2012, an increase in square feet leased of 17.2 percent over the year ago quarter. For 2012, executed 393 leases for 1.7 million square feet of retail space.

•
For the fourth quarter 2012, average base rent for new and renewal leases signed in the total portfolio increased by 11 percent and 2.7 percent, respectively, over expiring average rents for the quarter. For 2012, average base rent increased by 16.5 percent for new leases and 6.8 percent for renewal leases, over expiring rents.

•
Company acquired Valparaiso Walk, a 137,500-square-foot, fully leased power center in northwestern Indiana for $21.9 million, and sold three non-core consolidated assets for a total sales price of more than $12 million during the quarter.

“The year 2012 was a strong one for our Company, marked by record leasing, solid same store growth, increased occupancy and an enhanced balance sheet.” said Mark Zalatoris, Inland Real Estate Corporation's president and chief executive officer. "During the fourth quarter, we executed the largest number of leases since the first quarter of 2011, and importantly, our average base rent for new leases increased by 11 percent. We continued to benefit from our joint venture relationships which allow us to leverage institutional capital to pursue attractive acquisitions and generate recurring fee income. Finally, we made significant steps to improve our capital position and increase liquidity with a recast credit facility and strategic dispositions, recycling capital out of slower growth assets and into high-quality retail centers such as Valparaiso Walk.”

Financial Results for the Quarter

For the quarter ended December 31, 2012, FFO attributable to common stockholders was $24.0 million, compared to $19.1 million for the fourth quarter of 2011. On a per share basis, FFO was $0.27 (basic and diluted) for the fourth quarter of 2012, compared to $0.21 for the fourth quarter of 2011.

For the fourth quarter of 2012, FFO adjusted for non-cash items, was $21.4 million, compared to $19.2 million in the prior year quarter. On a per share basis, FFO adjusted for those items was $0.24 (basic and diluted) for the quarter, compared to $0.22 for the fourth quarter of 2011. The variance between FFO and FFO adjusted was due to a $2.7 million tax benefit related to the change in control of a non-operating property that was recorded during the quarter.

For the quarter, FFO adjusted increased primarily due to higher non-operating income and equity in earnings from unconsolidated joint ventures, as well as lower interest expense.

Net income attributable to common stockholders for the fourth quarter of 2012 was $8.2 million, compared to net income of $0.9 million for the fourth quarter of 2011. On a per common share basis, net income attributable to common stockholders was $0.09 (basic and diluted), compared to net income of $0.01 for the prior year quarter. Net income for the quarter increased primarily due to the same items that impacted FFO adjusted. In addition, net income increased as a result of higher net gains from sales of operating properties and the tax benefit recognized on the change in control transaction.

Financial Results for the Twelve Months Ended December 31, 2012
For the twelve months ended December 31, 2012, FFO attributable to common stockholders was $85.3 million, compared to $59.6 million for the same period in 2011. On a per share basis, FFO for the twelve-month period was $0.96 (basic and diluted), compared to $0.67 for the twelve months ended December 31, 2011.

FFO adjusted for non-cash items was $78.2 million for the twelve months ended December 31, 2012, compared to FFO adjusted of $72.2 million for the prior year period. On a per share basis, FFO adjusted was $0.88 (basic and diluted), compared to $0.82 for the same period of 2011.

For the year, FFO adjusted increased primarily due to lower interest expense, increased consolidated same store NOI, and higher non-operating income. In addition, FFO adjusted increased due to the impact in 2011 of non-cash asset impairment charges on non-operating properties.

Net income attributable to common stockholders for the twelve months ended December 31, 2012, was $9.8 million, compared to a net loss of $8.1 million for the same period in 2011. On a per share basis, net income attributable to common stockholders was $0.11 (basic and diluted), compared to a net loss of $0.09 for the twelve months ended December 31, 2011. Net income for the twelve-month period increased as a result of the same items that impacted FFO adjusted. Net income also increased due to higher net gains from sales of operating properties, non-cash tax related adjustments, and the impact in 2011 of the change in control of Orchard Crossing.

Reconciliations of FFO and FFO adjusted to net income (loss) attributable to common stockholders, calculated in accordance with U.S. GAAP, as well as FFO and FFO adjusted per share to net income (loss) attributable to common stockholders per share, are provided at the end of this news release.

Portfolio Performance
Consolidated same store NOI was $23.1 million for the quarter and $91.2 million for the twelve months ended December 31, 2012, representing a decrease of 0.9 percent and an increase of 3.2 percent, respectively, compared to the prior year periods. The decline in same store NOI for the fourth quarter 2012 was due to lower real estate tax expenses recorded in the fourth quarter of 2011. The gain in consolidated same store NOI for the year 2012 was due to increased rental income from new leases and the end of any associated rent abatement periods.

Same store financial occupancy for the consolidated portfolio was 89.4 percent as of December 31, 2012, unchanged from year end 2011.

The Company evaluates its overall portfolio by analyzing the operating performance of properties that have been owned and operated for the same three and twelve-month periods during each year. A total of 94 of the Company's investment properties within the consolidated portfolio satisfied this criterion during these periods and are referred to as "same store" properties. Same store NOI is a supplemental non-GAAP measure used to monitor the performance of the Company's investment properties.

A reconciliation of consolidated same store NOI to net income (loss) attributable to common stockholders, calculated in accordance with U.S. GAAP, is provided at the end of this news release.

Leasing
For the quarter ended December 31, 2012, the Company executed 105 leases within the total portfolio aggregating 561,051 square feet of gross leasable area (GLA), an increase of 17.2 percent over the year ago quarter. Total leases executed included:

•	Sixty-four renewal leases comprising 374,197 square feet of GLA, with an average rental rate of $14.35 per square foot, representing an increase of 2.7 percent over the average expiring rent;

•	Nineteen new leases comprising 104,900 square feet of GLA, with an average rental rate of $12.84 per square foot, representing an increase of 11 percent over the expiring rent.

•
Twenty-two non-comparable leases, comprising 81,954 square feet of GLA, with an average rental rate of $14.42 per square foot. The company defines non-comparable leases as leases signed for expansion square footage or for space in which there was no former tenant in place for a period of twelve months or more.

On a blended basis, the 83 new and renewal leases signed during the quarter had an average rental rate of $14.02 per square foot, representing an increase of 4.3 percent over the average expiring rent. The calculations of former and new average base rents are adjusted for rent abatements on the included leases.

Leased occupancy for the total portfolio was 94 percent as of December 31, 2012, representing increases of 90 basis points and 80 basis points, respectively, over the prior quarter and the fourth quarter of 2011. Financial occupancy for the total portfolio was
91.6 percent as of December 31, 2012, representing gains of 100 basis points and 70 basis points, respectively, over the prior quarter and the year ago quarter. The gains in total portfolio financial occupancy were due to new tenants exiting abatement periods and beginning to pay rent. Financial occupancy is defined as the percentage of total gross leasable area for which a tenant is obligated to pay rent under the terms of the lease agreement, regardless of the actual use or occupation by that tenant of the area being leased, and excludes tenants in abatement periods.

EBITDA, Balance Sheet, Liquidity and Market Value
The Company reported earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted for non-cash items, of
$35.8 million for the quarter, compared to $32.4 million for the fourth quarter of 2011. For the twelve months ended
December 31, 2012, adjusted EBITDA was $134.6 million, compared to $121.8 million for the prior year period. Definitions and reconciliations of EBITDA and adjusted EBITDA to net income (loss) attributable to Inland Real Estate Corporation are provided at the end of this news release.

EBITDA coverage of interest expense, adjusted, was 3.1 times for the quarter ended December 31, 2012, compared to 2.8 times for the fourth quarter of 2011. The Company has provided EBITDA and related non-GAAP coverage ratios because it believes EBITDA and the related ratios provide useful supplemental measures in evaluating the Company's operating performance since expenses that may not be indicative of operating performance are excluded.

On November 16, 2012, the Company entered into a sales agency agreement with BMO Capital Markets, Jefferies & Company, Inc., and KeyBanc Capital Markets Inc. The agreement provides that the Company may offer and sell shares of its common stock, having an aggregate offering price of up to $150 million, from time to time through BMO, Jefferies and/or KeyBanc acting as sales agents. Offers and sales of the shares may be made via private placements or by any other method deemed to be an “at the market” (ATM) offering as defined in Rule 415 under the Securities Act of 1933, as amended, including sales made directly on the New York Stock Exchange or to or through a market maker. The Company intends to use proceeds from the sales, if any, for general corporate purposes, which may include acquisitions through wholly owned subsidiaries or joint venture entities, repayment of secured mortgage debt or amounts outstanding on its credit facilities, or repurchase of its convertible senior notes.

As of December 31, 2012, the Company had an equity market capitalization (common shares) of $748.9 million, outstanding preferred stock of $110.0 million (at face value), and total debt outstanding of $982.5 million (including the pro-rata share of debt in unconsolidated joint ventures and full face value of outstanding 5.0% convertible senior notes, due 2029) for a total market capitalization of approximately $1.8 billion. The Company's debt-to-total market capitalization was 53.4 percent as of December 31, 2012, an improvement of 250 basis points from year end 2011. Approximately 63 percent of total debt bears interest at fixed rates. As of December 31, 2012, the weighted average interest rate on the fixed rate debt was 5.2 percent and the overall weighted average interest rate, including variable rate debt, was 4.16 percent.

Acquisitions and Dispositions

As previously announced, in December, the Company acquired Valparaiso Walk, a 137,500-square-foot shopping center located in northwestern Indiana and within the Chicago Metropolitan Statistical Area (MSA), for $21.9 million. The 100-percent-leased power center draws from a regional population base of over 100,000 consumers and is anchored by Bed Bath and Beyond, Marshalls, Michaels and Best Buy, and shadow-anchored by Aldi and Menards. Valparaiso Walk meets the Company's acquisition criteria in that it is a Class A asset located in a target market, enjoys a prime location within a major trade area supported by strong demographics, and is anchored by best-in-class national retailers. Proceeds from the sale of assets described below, as well as the sale of the Westgate shopping center to the PGGM joint venture, provided the funds used to acquire the center.

In October, the Company purchased 4.2 acres of vacant land in Lincolnshire, Illinois and executed a lease with The Fresh Market for a reverse build-to-suit that is expected to be completed during 2013. The Company expects to invest a total of $3.1 million, including the cost of the land, to complete the project utilizing proceeds from the sale of consolidated assets.

During the quarter, the Company executed on its plan to continue to enhance the quality of its portfolio by selling properties management believes have limited growth potential and reinvesting the sales proceeds into higher quality retail centers. To that end, the Company sold three consolidated properties: Hartford Plaza, a 43,762-square-foot shopping center in Naperville, Illinois, for $4.5 million; Butera Market, a 67,632-square-foot shopping center also in Naperville, for $5.7 million, and; a vacant property formerly leased to Cub Foods, a subsidiary of Supervalu, for $1.8 million in Indianapolis, Indiana. The Company negotiated an early lease termination for the dark Cub Foods store in 2011 to reduce its exposure to Supervalu and facilitate a sale of the property. For properties sold during the quarter, the Company recorded a total gain of $3.0 million on the two Naperville properties and an impairment of $0.2 million on the Indianapolis property.

Joint Venture Activity
As previously announced, during the quarter the Company and PGGM entered into an amendment to their joint venture agreement to increase the size of the fund at full investment from approximately $500 million to a potential maximum of $900 million in total investment. The fund will continue to focus on the acquisition of shopping centers in select Midwestern markets. The amendment increases the Company's maximum total contribution from approximately $160 million to $280 million, and PGGM's maximum total equity contribution from approximately $130 million to $230 million. In December, the Company sold to its venture with PGGM, the Westgate shopping center in Fairview Park, Ohio. The Company acquired the property in March of 2012 with the intention of selling the property to the venture before year end. Subsequent to the amendment and the sale, the Company's remaining maximum equity commitment is approximately $107 million and PGGM's remaining maximum equity commitment is approximately $89 million. The Company believes the primary benefits of the PGGM joint venture include utilizing its partner's equity to grow assets under management, and achieving a higher yield on investment for assets acquired by the venture as a result of the fee income it receives from PGGM for leasing and managing the properties.

During the quarter, the Company invested equity in the venture with IPCC to acquire the following free-standing retail assets for an aggregate purchase price of $43.6 million: two properties leased to Family Dollar and located in Cisco, Texas and Lorain, Ohio; one property leased to BJ's Wholesale Club in Gainesville, Virginia; one property leased to Dick's Sporting Goods in Cranberry Township, Pennsylvania; and six properties leased to Dollar General in Wisconsin markets. The Company has established an acquisitions target of $100 million in asset value per year for the venture with IPCC. The purchases completed during the quarter fulfill the Company's acquisitions target for 2012, and pre-fund approximately 28 percent of the acquisitions goal for 2013. The Company's ownership in the properties acquired by the venture is reduced to zero as interests in the assets are completely sold to investors. The Company believes the benefits of the IRC-IPCC joint venture include the potential to reinvest equity allocated to the venture multiple times per year, which provides an attractive return on invested capital. In addition, the recurring fee income earned for managing the properties within the venture provides a stable revenue stream that is complementary to the Company's core business.

Total fee income from unconsolidated joint ventures was $2.2 million for the quarter and $5.8 million for the full year 2012. Fee income from unconsolidated joint ventures for the quarter increased 23.3 percent over the prior year period, primarily due to higher management and transaction fee income from the joint ventures with PGGM and IPCC. For the full year 2012, fee income from unconsolidated joint ventures decreased 4.5 percent due to lower transaction fee income related to the timing of sales of interests in properties through the IRC-IPCC venture. The decrease was partially offset by increased management fees from additional assets under management through the joint ventures with PGGM and IPCC.

Distributions
In November and December of 2012, and January and February of 2013, the Company paid a monthly cash dividend to Preferred Stockholders of $0.169271 per share on the outstanding shares of its 8.125% Series A Cumulative Redeemable

Preferred Stock. In addition, the Company has declared a cash dividend of $0.169271 per share on the outstanding shares of its Preferred Stock, payable on March 15, 2013, to Preferred Stockholders of record as of March 1, 2013.

In November and December of 2012, and January and February of 2013, the Company paid monthly cash distributions to Common Stockholders of $0.0475 per common share. The Company also declared a cash distribution of $0.0475 per common share, payable on March 18, 2013, to common stockholders of record as of February 28, 2013.

Guidance
For fiscal year 2013, the Company expects FFO per common share (basic and diluted) to range from $0.88 to $0.92 and does not include any assumptions for impairments or other non-cash adjustments in 2013. This compares to adjusted FFO per weighted average common share of $0.88 reported for 2012. The Company's guidance incorporates assumptions for an increase in consolidated same store NOI to range from 1 percent to 2 percent, and consolidated same store financial occupancy at year-end 2013 to range from 89 percent to 90 percent.

Conference Call/Webcast
Management will host a conference call to discuss the Company's financial and operational results for fourth quarter and year 2012 on Thursday, February 21, 2013, at 1:00 p.m. CT (2:00 p.m. ET). Hosting the conference call will be Mark Zalatoris, President and Chief Executive Officer; Brett Brown, Chief Financial Officer; and Scott Carr, President of Property Management. The live conference call can be accessed by dialing 1-888-317-6016 for callers within the United States, 1-855-669-9657 for callers dialing from Canada, or
1-412-317-6016 for other international callers. A live webcast also will be available on the Company's website at www.inlandrealestate.com. The conference call will be recorded and available for replay one hour after the end of the live event through 8:00 a.m. CT (9:00 a.m. ET) on March 8, 2013. Interested parties can access the replay of the conference call by dialing
1-877-344-7529 or 1-412-317-0088 for international callers, and entering the conference number 10023678. An online playback of the webcast will be archived for approximately one year within the investor relations section of the Company's website.

About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that owns and operates open-air neighborhood, community, power and lifestyle retail centers and single-tenant properties located primarily in the Midwestern United States. As of December 31, 2012, the Company owned interests in 157 investment properties, including 44 owned through its unconsolidated joint ventures, with aggregate leasable space of approximately 15 million square feet. Additional information on Inland Real Estate Corporation, including a copy of the Company's supplemental financial information for the three and twelve months ended December 31, 2012, is available at www.inlandrealestate.com.

Certain statements in this news release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not reflect historical facts and instead reflect our management's intentions, beliefs, expectations, plans or predictions of the future. Forward-looking statements can often be identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should" and "could." Examples of forward-looking statements include, but are not limited to, statements that describe or contain information related to matters such as management's intent, belief or expectation with respect to our financial performance, investment strategy or our portfolio, our ability to address debt maturities, our cash flows, our growth prospects, the value of our assets, our joint venture commitments and the amount and timing of anticipated future cash distributions. Forward-looking statements reflect the intent, belief or expectations of our management based on their knowledge and understanding of the business and industry and their assumptions, beliefs and expectations with respect to the market for commercial real estate, the U.S. economy and other future conditions. These statements are not guarantees of future performance, and investors should not place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or forecasted in forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the factors listed and described under Item 1A"Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission (the "SEC") on February 27, 2012 as they may be revised or supplemented by us in subsequent Reports on Form 10-Q and other filings with the SEC. Among such risks, uncertainties and other factors are market and economic challenges experienced by the U.S. economy or real estate industry as a whole, including dislocations and liquidity disruptions in the credit markets; the inability of tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; competition for real estate assets and tenants; impairment charges; the availability of cash flow from operating activities for distributions and capital expenditures; our ability to refinance maturing debt or to obtain new financing on attractive terms; future increases in interest rates; actions or failures by our joint venture partners, including development partners; and factors that could affect our ability to qualify as a real estate investment trust. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets
December 31, 2012 and 2011
(In thousands except per share data)

	December 31, 2012	December 31, 2011
Assets:
Investment properties:
Land	$313,261	314,384
Construction in progress	20,837	1,669
Building and improvements	957,794	950,421
	1,291,892	1,266,474
Less accumulated depreciation	329,997	323,839
Net investment properties	961,895	942,635
Cash and cash equivalents	18,505	7,751
Investment in securities	8,711	12,075
Accounts receivable, net	25,076	29,582
Mortgages receivable	12,955	515
Investment in and advances to unconsolidated joint ventures	129,196	101,670
Acquired lease intangibles, net	41,692	31,948
Deferred costs, net	19,436	18,760
Other assets	25,939	14,970
Total assets	$1,243,405	1,159,906
Liabilities:
Accounts payable and accrued expenses	$36,918	33,165
Acquired below market lease intangibles, net	12,976	11,147
Distributions payable	4,606	4,397
Mortgages payable	412,361	391,202
Unsecured credit facilities	305,000	280,000
Convertible notes	28,327	27,863
Other liabilities	33,014	21,719
Total liabilities	833,202	769,493
Stockholders’ Equity:
Preferred stock, $0.01 par value, 12,000 Shares authorized; 4,400 and 2,000 8.125% Series A Cumulative Redeemable shares, with a $25.00 per share Liquidation Preference, issued and outstanding at December 31, 2012 and 2011, respectively.	110,000	50,000
Common stock, $0.01 par value, 500,000 Shares authorized; 89,366 and 88,992 Shares issued and outstanding at December 31, 2012 and 2011, respectively	894	890
Additional paid-in capital (net of offering costs of $70,238 and $67,753 at December 31, 2012 and 2011, respectively)	784,139	783,211
Accumulated distributions in excess of net income	(476,185)	(435,201)
Accumulated comprehensive loss	(9,269)	(7,400)
Total stockholders’ equity	409,579	391,500
Noncontrolling interest	624	(1,087)
Total equity	410,203	390,413
Total liabilities and equity	$1,243,405	1,159,906

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets (continued)
December 31, 2012 and 2011
(In thousands except per share data)

The following table presents certain assets and liabilities of consolidated variable interest entities (VIEs), which are included in the Consolidated Balance Sheet above as of December 31, 2012. There were no consolidated VIE assets and liabilities as of December 31, 2011. The assets in the table below include only those assets that can be used to settle obligations of consolidated VIEs. The liabilities in the table below include third-party liabilities of consolidated VIEs only, and exclude intercompany balances that are eliminated in consolidation.

December 31, 2012
Assets of consolidated VIEs that can only be used to settle obligations of consolidated VIEs:
Investment properties:
Land	$15,577
Building and improvements	40,390
55,967
Less accumulated depreciation	144
Net investment properties	55,823
Acquired lease intangibles, net	8,089
Other assets	500
Total assets of consolidated VIEs that can only be used to settle obligations of consolidated VIEs	$64,412

Liabilities of consolidated VIE’s for which creditors or beneficial interest holders do not have recourse to the general credit of the Company:

Accounts payable and accrued expenses	$82
Acquired below market lease intangibles, net	806
Mortgages payable	33,085
Other liabilities	750
Total liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of the Company	$34,723

INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations
For the three and twelve months ended December 31, 2012 and 2011 (unaudited)
(In thousands except per share data)

	Three months ended December 31, 2012	Three months ended December 31, 2011	Twelve months ended December 31, 2012	Twelve months ended December 31, 2011
Revenues
Rental income	$28,539	28,135	114,657	116,909
Tenant recoveries	8,934	6,084	37,021	38,965
Other property income	533	539	2,409	1,940
Fee income from unconsolidated joint ventures	2,203	1,787	5,757	6,027
Total revenues	40,209	36,545	159,844	163,841
Expenses:
Property operating expenses	5,029	5,118	22,615	27,339
Real estate tax expense	7,031	3,356	29,272	27,969
Depreciation and amortization	12,479	11,889	55,036	49,477
Provision for asset impairment	—	—	—	5,223
General and administrative expenses	4,284	3,846	17,552	14,656
Total expenses	28,823	24,209	124,475	124,664
Operating income	11,386	12,336	35,369	39,177
Other income	779	257	3,633	2,438
Loss on sale of investment properties	—	—	(23)	—
Gain (loss) from change in control of investment properties	64	—	1,108	(1,400)
Gain on sale of joint venture interest	591	453	766	1,366
Interest expense	(8,487)	(9,133)	(35,680)	(41,579)
Income before income tax benefit (expense) of taxable REIT subsidiaries, equity in earnings (loss) of unconsolidated joint ventures and discontinued operations	4,333	3,913	5,173	2
Income tax benefit (expense) of taxable REIT subsidiaries	1,999	(522)	6,346	632
Equity in earnings (loss) of unconsolidated joint ventures	1,244	196	2,875	(8,124)
Income (loss) from continuing operations	7,576	3,587	14,394	(7,490)
Income (loss) from discontinued operations	2,895	(1,716)	3,298	436
Net income (loss)	10,471	1,871	17,692	(7,054)
Less: Net (income) loss attributable to the noncontrolling interest	(36)	(19)	67	(130)
Net income (loss) attributable to Inland Real Estate Corporation	10,435	1,852	17,759	(7,184)
Dividends on preferred shares	(2,247)	(948)	(7,910)	(948)
Net income (loss) attributable to common stockholders	$8,188	904	9,849	(8,132)
Basic and diluted earnings attributable to common shares per weighted average common share:
Income (loss) from continuing operations	$0.06	0.03	0.07	(0.09)
Income (loss) from discontinued operations	0.03	(0.02)	0.04	—
Net income (loss) attributable to common stockholders per weighted average common share — basic and diluted	$0.09	0.01	0.11	(0.09)
Weighted average number of common shares outstanding — basic	89,105	88,838	89,006	88,530
Weighted average number of common shares outstanding — diluted	89,316	88,954	89,161	88,530
Comprehensive income:
Net income (loss) attributable to common stockholders	$8,188	904	9,849	(8,132)
Unrealized gain (loss) on investment securities	(90)	779	804	(1,053)
Reversal of unrealized gain to realized gain on investment securities	(6)	—	(1,038)	(1,191)
Unrealized gain (loss) on derivative instruments	234	(328)	(1,635)	(6,304)
Comprehensive income (loss)	$8,326	1,355	7,980	(16,680)

Non-GAAP Financial Measures

We consider FFO a widely accepted and appropriate measure of performance for a REIT. FFO provides a supplemental measure to compare our performance and operations to other REITs. Due to certain unique operating characteristics of real estate companies, NAREIT has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as ours. As defined by NAREIT, FFO means net income computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of operating property, plus depreciation and amortization and after adjustments for unconsolidated entities in which the REIT holds an interest. In addition, NAREIT has further clarified the FFO definition to add-back impairment write-downs of depreciable real estate or of investments in unconsolidated entities that are driven by measurable decreases in the fair value of depreciable real estate. We have adopted the NAREIT definition for computing FFO. We adjust FFO for the impact of non-cash impairment charges of non-depreciable real estate, net of taxes recorded in comparable periods, in order to present the performance of our core portfolio operations. Management uses the calculation of FFO and FFO adjusted for several reasons. FFO is used in certain employment agreements to determine incentives payable by us to certain executives, based on our performance. Additionally, we use FFO and FFO adjusted to compare our performance to that of other REITs in our peer group. The calculation of FFO may, however, vary from entity to entity because capitalization and expense policies tend to vary from entity to entity. Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO. Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs. FFO does not represent cash flows from operations as defined by U.S. GAAP, it is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with U.S. GAAP, for purposes of evaluating our operating performance. The following table reflects our FFO and FFO adjusted for the periods presented, reconciled to net income (loss) attributable to common stockholders for these periods.

	Three months ended December 31, 2012	Three months ended December 31, 2011	Twelve months ended December 31, 2012	Twelve months ended December 31, 2011
Net income (loss) attributable to common stockholders	$8,188	904	9,849	(8,132)
Gain on sale of investment properties	(3,142)	(955)	(3,864)	(1,510)
Gain (loss) from change in control of investment properties	(64)	—	(1,108)	1,400
Impairment of depreciable operating property	243	2,841	722	2,841
Equity in depreciation and amortization of unconsolidated joint ventures	6,243	4,260	24,266	14,653
Amortization on in-place lease intangibles	1,851	1,293	8,777	6,540
Amortization on leasing commissions	389	372	1,747	1,423
Depreciation, net of noncontrolling interest	10,252	10,399	44,935	42,415
Funds From Operations attributable to common stockholders	$23,960	19,114	85,324	59,630

Impairment loss, net of taxes:
Provision for asset impairment	—	—	—	5,223
Provision for asset impairment included in equity in earnings (loss) of unconsolidated joint ventures	—	—	—	7,824
Other non-cash adjustments	52	98	348	940
Provision for income taxes:
Income tax adjustments	(2,657)	—	(7,468)	(1,368)
Funds From Operations attributable to common stockholders, adjusted	$21,355	19,212	78,204	72,249
Net income (loss) attributable to common stockholders per weighted average common share - basic and diluted	$0.09	0.01	0.11	(0.09)
Funds From Operations attributable to common stockholders, per weighted average commons share - basic and diluted	$0.27	0.21	0.96	0.67
Funds From Operations attributable to common stockholders, adjusted, per weighted average commons share - basic and diluted	$0.24	0.22	0.88	0.82
Weighted average number of common shares outstanding, basic	89,105	88,838	89,006	88,530
Weighted average number of common shares outstanding, diluted	89,316	88,954	89,161	88,633

EBITDA is defined as earnings (losses) from operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation and amortization expense; and (4) gains (loss) on non-operating property. We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our financial performance because it excludes expenses that we believe may not be indicative of our operating performance. By excluding interest expense, EBITDA measures our financial performance regardless of how we finance our operations and capital structure. By excluding depreciation and amortization expense, we believe we can more accurately assess the performance of our portfolio. Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain our properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing. EBITDA should be considered only as a supplement to net earnings and may be calculated differently by other equity REITs.

We believe EBITDA is an important non-GAAP measure. We utilize EBITDA to calculate our interest expense coverage ratio, which equals EBITDA divided by total interest expense. We believe that using EBITDA, which excludes the effect of non-operating expenses and non-cash charges, all of which are based on historical cost and may be of limited significance in evaluating current performance, facilitates comparison of core operating profitability between periods and between REITs, particularly in light of the use of EBITDA by a seemingly large number of REITs in their reports on Forms 10-Q and 10-K. We believe that investors should consider EBITDA in conjunction with net income and the other required U.S. GAAP measures of our performance to improve their understanding of our operating results. We adjust EBITDA for the impact of non-cash impairment charges in comparable periods, in order to present the performance of our core portfolio operations.

	Three months ended December 31, 2012	Three months ended December 31, 2011	Twelve months ended December 31, 2012		Twelve months ended December 31, 2011
Net income (loss) attributable to Inland Real Estate Corporation	$10,435	1,852	17,759		(7,184)
Gain on sale of investment properties	(3,142)	(955)	(3,864)		(1,510)
(Gain) loss from change in control of investment properties	(64)	—	(1,108)		1,400
Income tax (benefit) expense of taxable REIT subsidiaries	(1,999)	522	(6,346)		(632)
Interest expense	8,488	9,133	35,680		41,579
Interest expense associated with discontinued operations	—	—	—		89
Interest expense associated with unconsolidated joint ventures	3,024	2,511	11,596		8,865
Depreciation and amortization	12,479	11,889	55,036		49,477
Depreciation and amortization associated with discontinued operations	29	210	483		1,083
Depreciation and amortization associated with unconsolidated joint ventures	6,243	4,260	24,266		14,653
EBITDA	35,493	29,422	133,502		107,820
Provision for asset impairment	243	2,841	722		5,223
Provision for asset impairment included in equity in earnings (loss) of unconsolidated joint ventures	—	—	—		7,824
Other non-cash adjustments	52	98	348		940
EBITDA, adjusted	$35,788	32,361	134,572		121,807
Total Interest Expense	$11,512	11,644	47,276	—	50,533
EBITDA: Interest Expense Coverage Ratio	3.1	2.5	2.8		2.1
EBITDA: Interest Expense Coverage Ratio, adjusted	3.1	2.8	2.8		2.4

Same Store Net Operating Income Analysis

The following schedule presents same store net operating income, for our consolidated portfolio, which is the net operating income of properties owned in both the three and twelve months ended December 31, 2012 and 2011, along with other investment properties' net operating income. Same store net operating income is considered a non-GAAP financial measure because it does not include straight-line rental income, amortization of lease intangibles, interest, depreciation, amortization and bad debt expense. We provide same store net operating income as another metric to compare the results of property operations for the three and twelve months ended December 31, 2012 and 2011. We also provide a reconciliation of these amounts to the most comparable GAAP measure, net income (loss) attributable to common stockholders.

Consolidated	Three months ended December 31, 2012	Three months ended December 31, 2011		Twelve months ended December 31, 2012	Twelve months ended December 31, 2011
Rental income and tenant recoveries:
"Same store" investment properties, 94 properties
Rental income	$25,436	24,715	2.9%	99,988	97,544	2.5%
Tenant recovery income	8,109	5,427	49.4%	33,991	32,437	4.8%
Other property income	482	515	-6.4%	2,228	1,857	20.0%
"Other investment properties”
Rental income	2,817	3,126		13,291	17,489
Tenant recovery income	825	657		3,030	6,528
Other property income	51	24		181	83
Total rental and additional rental income	$37,720	34,464		152,709	155,938
Property operating expenses:
"Same store" investment properties, 94 properties
Property operating expenses	$4,203	4,177	0.6%	17,783	20,283	-12.3%
Real estate tax expense	6,693	3,146	112.7%	27,187	23,157	17.4%
"Other investment properties"
Property operating expenses	380	400		1,873	3,081
Real estate tax expense	338	210		2,085	4,812
Total property operating expenses	$11,614	7,933		48,928	51,333
Property net operating income
"Same store" investment properties	23,131	23,334	-0.9%	91,237	88,398	3.2%
"Other investment properties"	2,975	3,197		12,544	16,207
Total property net operating income	$26,106	26,531		103,781	104,605
Other income:
Straight-line rents	$290	253		839	1,526
Amortization of lease intangibles	(4)	41		539	350
Other income	779	257		3,633	2,438
Fee income from unconsolidated joint ventures	2,203	1,787		5,757	6,027
Gain (loss) from change in control of investment properties	64	—		1,108	(1,400)
Loss on sale of investment properties	—	—		(23)	—
Gain on sale of joint venture interest	591	453		766	1,366
Other expenses:
Income tax benefit (expense) of taxable REIT subsidiaries	1,999	(522)		6,346	632
Bad debt expense	(446)	(541)		(2,959)	(3,975)
Depreciation and amortization	(12,479)	(11,889)		(55,036)	(49,477)
General and administrative expenses	(4,284)	(3,846)		(17,552)	(14,656)
Interest expense	(8,487)	(9,133)		(35,680)	(41,579)
Provision for asset impairment	—	—		—	(5,223)
Equity in earnings (loss) of unconsolidated joint ventures	1,244	196		2,875	(8,124)
Income (loss) from continuing operations	7,576	3,587		14,394	(7,490)
Income (loss) from discontinued operations	2,895	(1,716)		3,298	436
Net income (loss)	10,471	1,871,000		17,692	(7,054)
Less: Net (income) loss attributable to the noncontrolling interest	(36)	(19)		67	(130)
Net income (loss) attributable to Inland Real Estate Corporation	10,435	1,852		17,759	(7,184)
Dividends on preferred shares	(2,247)	(948)		(7,910)	(948)
Net income (loss) attributable to common stockholders	$8,188	904		9,849	(8,132)

Inland Real Estate Corporation
Supplemental Financial Information
As of December 31, 2012 (unaudited)
(In thousands except per share and square footage data)

The following schedules present our pro-rata consolidated financial statements as of and for the three months and year ended December 31, 2012, reconciled to our U.S. GAAP financial statements. These financial statements are considered non-GAAP because they include financial information related to unconsolidated joint ventures accounted for under the equity method of accounting. We provide these statements to include the pro rata amounts of all properties under management in order to better compare our overall performance and operating metrics to those of other REITs in our peer group.

Balance Sheets (unaudited) - Pro-rata Consolidation

	Consolidated Balance Sheets	Noncontrolling Interest	IN Retail Fund LLC (NYSTRS)	INP Retail LP (PGGM)	Development Properties	IPCC Unconsolidated properties	Pro-rata Consolidated Balance Sheets
Assets:
Investment properties:
Land	$313,261	(535)	43,785	75,413	1,602	2,520	436,046
Construction in progress	20,837	(2)	—	2,119	16,052	—	39,006
Building and improvements	957,794	(1,508)	116,818	183,575	5,271	7,875	1,269,825
	1,291,892	(2,045)	160,603	261,107	22,925	10,395	1,744,877
Less accumulated depreciation	329,997	(747)	32,089	7,717	358	224	369,638
Net investment properties	961,895	(1,298)	128,514	253,390	22,567	10,171	1,375,239
Cash and cash equivalents	18,505	(2,119)	3,482	6,776	3	22	26,669
Investment in securities	8,711	—	—	—	—	—	8,711
Accounts receivable, net	25,076	(46)	5,460	4,190	52	21	34,753
Mortgages receivable	12,955	—	—	—	—	—	12,955
Investment in and advances to unconsolidated joint ventures	129,196	—	(18,007)	(91,438)	(13,595)	(4,662)	1,494
Acquired lease intangibles, net	41,692	—	3,680	43,352	—	1,607	90,331
Deferred costs, net	19,436	(23)	2,075	2,029	30	88	23,635
Other assets	25,939	(3)	1,866	1,511	92	826	30,231
Total assets	$1,243,405	(3,489)	127,070	219,810	9,149	8,073	1,604,018
Liabilities:
Accounts payable and accrued expenses	$36,918	(35)	6,887	6,227	1,832	68	51,897
Acquired below market lease intangibles, net	12,976	—	1,734	15,988	—	786	31,484
Distributions payable	4,606	—	—	—	—	—	4,606
Mortgages payable	412,361	(739)	86,786	135,328	7,433	6,394	647,563
Unsecured credit facilities	305,000	—	—	—	—	—	305,000
Convertible notes	28,327	—	—	—	—	—	28,327
Other liabilities	33,014	(16)	1,930	3,262	1,668	226	40,084
Total liabilities	833,202	(790)	97,337	160,805	10,933	7,474	1,108,961
Stockholders’ Equity:
Preferred stock	110,000	—	—	—	—	—	110,000
Common stock	894	—	—	—	—	—	894
Additional paid-in capital	784,139	—	—	119	—	—	784,258
Accumulated distributions in excess of net income	(476,185)	(4,368)	29,733	58,886	(1,784)	599	(393,119)
Accumulated comprehensive loss	(9,269)	—	—	—	—	—	(9,269)
Total stockholders’ equity	409,579	(4,368)	29,733	59,005	(1,784)	599	492,764
Noncontrolling interest	624	1,669	—	—	—	—	2,293
Total equity	410,203	(2,699)	29,733	59,005	(1,784)	599	495,057
Total liabilities and equity	$1,243,405	(3,489)	127,070	219,810	9,149	8,073	1,604,018

Inland Real Estate Corporation
Supplemental Financial Information
For the three months ended December 31, 2012
(In thousands except per share and square footage data)

Statements of Operations (unaudited) - Pro-rata Consolidation

	Consolidated Statement of Operations	IN Retail Fund LLC (NYSTRS)	INP Retail LP (PGGM)	Development Properties	IPCC Unconsolidated properties	Pro-rata Consolidated Statement of Operations
Revenues
Rental income	$28,539	3,730	5,977	21	648	38,915
Tenant recoveries	8,934	1,636	2,793	8	13	13,384
Other property income	533	12	35	1	—	581
Fee income from unconsolidated joint ventures	2,203	—	—	—	—	2,203
Total revenues	40,209	5,378	8,805	30	661	55,083
Expenses:
Property operating expenses	5,029	654	1,186	40	27	6,936
Real estate tax expense	7,031	1,437	1,854	33	11	10,366
Depreciation and amortization	12,479	2,113	3,872	9	249	18,722
General and administrative expenses	4,284	15	216	—	—	4,515
Total expenses	28,823	4,219	7,128	82	287	40,539
Operating income	11,386	1,159	1,677	(52)	374	14,544
Other income	779	7	2	61	—	849
Gain on sale of investment properties	64	—	—	—	—	64
Gain on sale of joint venture interest	591	—	—	—	—	591
Interest expense	(8,487)	(1,217)	(1,447)	(112)	(248)	(11,511)
Income (loss) before income tax benefit of taxable REIT subsidiaries, equity in earnings (loss) of unconsolidated joint ventures and discontinued operations	4,333	(51)	232	(103)	126	4,537
Income tax expense of taxable REIT subsidiaries	1,999	—	—	—		1,999
Equity in earnings (loss) of unconsolidated joint ventures	1,244	51	(232)	103	(126)	1,040
Income from continuing operations	7,576	—	—	—	—	7,576
Income from discontinued operations	2,895	—	—	—	—	2,895
Net income	10,471	—	—	—	—	10,471
Less: Net income attributable to the noncontrolling interest	(36)	—	—	—	—	(36)
Net income attributable to Inland Real Estate Corporation	10,435	—	—	—	—	10,435
Dividends on preferred shares	(2,247)	—	—	—	—	(2,247)
Net income attributable to common stockholders	$8,188	—	—	—	—	8,188

Inland Real Estate Corporation
Supplemental Financial Information
For the twelve months ended December 31, 2012
(In thousands except per share and square footage data)

Statements of Operations (unaudited) - Pro-rata Consolidation

	Consolidated Statement of Operations	IN Retail Fund LLC (NYSTRS)	INP Retail LP (PGGM)	Development Properties	IPCC Unconsolidated properties	Pro-rata Consolidated Statement of Operations
Revenues
Rental income	$114,657	15,071	21,797	120	1,139	152,784
Tenant recoveries	37,021	6,483	9,459	40	16	53,019
Other property income	2,409	263	104	6	—	2,782
Fee income from unconsolidated joint ventures	5,757	—	—	—	—	5,757
Total revenues	159,844	21,817	31,360	166	1,155	214,342
Expenses:
Property operating expenses	22,615	2,668	3,980	184	45	29,492
Real estate tax expense	29,272	5,436	6,543	4	13	41,268
Depreciation and amortization	55,036	7,459	16,282	86	439	79,302
General and administrative expenses	17,552	59	518	6	—	18,135
Total expenses	124,475	15,622	27,323	280	497	168,197
Operating income	35,369	6,195	4,037	(114)	658	46,145
Other income (expense)	3,633	413	10	(236)	—	3,820
Loss on sale of investment properties	(23)	—	—	—	—	(23)
Gain from change in control of investment properties	1,108	—	—	—	—	1,108
Gain on sale of joint venture interest	766	—	—	—	—	766
Interest expense	(35,680)	(4,964)	(5,340)	(859)	(433)	(47,276)
Income (loss) before income tax benefit of taxable REIT subsidiaries, equity in earnings (loss) of unconsolidated joint ventures and discontinued operations	5,173	1,644	(1,293)	(1,209)	225	4,540
Income tax benefit of taxable REIT subsidiaries	6,346	—	—	—		6,346
Equity in earnings (loss) of unconsolidated joint ventures	2,875	(1,644)	1,293	1,209	(225)	3,508
Income from continuing operations	14,394	—	—	—	—	14,394
Income from discontinued operations	3,298	—	—	—	—	3,298
Net income	17,692	—	—	—	—	17,692
Less: Net loss attributable to the noncontrolling interest	67	—	—	—	—	67
Net income attributable to Inland Real Estate Corporation	17,759	—	—	—	—	17,759
Dividends on preferred shares	(7,910)	—	—	—	—	(7,910)
Net income attributable to common stockholders	$9,849	—	—	—	—	9,849